Exhibit 10.6
GMAC LLC
SENIOR LEADERSHIP SEVERANCE PLAN
PLAN DOCUMENT
AND
SUMMARY PLAN DESCRIPTION
Effective June 1, 2008

GMAC LLC
SENIOR LEADERSHIP SEVERANCE PLAN

GMAC LLC
SENIOR LEADERSHIP SEVERANCE PLAN
DEFINITIONS

Page
AIP	7

Board	5

Cause	6

CEO	5

Change in Control	9

Company	5

CIC Severance Multiple	8

CIC Severance Pay	8

Claims Procedure	13

COBRA	9

Code	8

Committee	5

Competitive Activity	10

Disability	6

ERISA	5

Exempt Person	11

General Release	6

Good Reason	7

IPO	9

Non-Competition Period	10

Page
Non-Solicitation Period	10

Parachute Excise Tax	12

Participatiug Senior Leader	5

Participation Agreement	5

Plan	5

Protection Period	8

Qualified Termination of Employment	6

Senior Leader	5

Severance Multiple	7

Severance Pay	7

SPD	5

GMAC LLC
SENIOR LEADERSHIP SEVERANCE PLAN
PLAN DOCUMENT AND SUMMARY PLAN DESCRIPTION
     This is the Summary Plan Description (“SPD”) for the GMAC LLC Senior Leadership Severance Plan (the “Plan”). The Board of Managers (the “Board”) of GMAC LLC (the “Company”) adopted the Plan with an effective date of June 1, 2008. The Plan is intended to be an employee welfare-benefit plan under and subject to the Employee Retirement Income Security Act of 1974, as amended, and the applicable regulations promulgated thereunder (“ERISA”). As a SPD, its purpose is to explain the Plan for you and provide you with additional information regarding the Plan. You should read it carefully. This document also serves as the “plan document” for the Plan.
I. PURPOSE OF THE PLAN
     The Plan is intended to provide financial and other benefits to certain members of senior leadership in the event of a termination of employment. Severance payments are not to be viewed as automatic and are not compensation for past services, but instead are intended only as prospective payments that will be offered under certain circumstances to those selected for participation in the Plan at the discretion of the Company.
II. ELIGIBILITY AND PARTICIPATION
     A. Selected executives of the Company (“Senior Leaders”) will participate in the Plan. However, participation in the Plan will be determined on an individual basis by the Board’s Compensation and Leadership Committee (the “Committee”) in its sole discretion and on recommendation by the Company’s Chief Executive Officer (the “CEO”). The CEO will be a participant in the Plan unless the Committee decides otherwise.
     B. A Senior Leader who has been selected by the Committee to be a participant in the Plan will become a participant in the Plan upon signing a Participation Agreement substantially in the form attached to the Plan as Appendix A ( a “Participating Senior Leader”).
     C. The Committee may revoke a Participation Agreement at any time and for any reason or for no reason in its sole discretion upon one year advance written notice. Accordingly, a Participating Senior Leader will no longer participate in the Plan on and after the end of the one-year period immediately following the date the Participating Senior Leader receives a written notice from the Committee revoking his or her Participation Agreement; provided, however, that such revocation will not reduce any severance benefits to which the Participating Senior Leader is entitled due to a Qualified Termination of Employment that occurs on or before the end of such one-year period.

III. QUALIFIED TERMINATIONS OF EMPLOYMENT
     A. Plan benefits are payable only upon a “Qualified Termination of Employment,” which means a termination of a Participating Senior Leader’s employment with the Company as a result of either of the following:
1.	Involuntary Termination Without Cause; or

2.	Resignation With Good Reason.
     B. Accordingly, Plan benefits are not payable for an “unqualified” termination of employment as a result of any of the following:
1.	Death

2.	Disability

3.	Involuntary Termination For Cause

4.	Resignation Without Good Reason

5.	Retirement

6.	An approved Leave of Absence

7.	Transfers from the Company to a Company affiliate.

8.	The majority of the Company’s assets are sold via an asset purchase agreement and a Participating Senior Leader is offered continued employment with a comparable salary and target incentive or equity compensation opportunity.
     C. Plan benefits will not be paid unless and until the Participating Senior Leader signs and does not revoke a General Release substantially in the form attached to the Plan as Appendix C.
     D. “Cause” means any one of the following:
1.	Felony indictment or misdemeanor conviction

2.	Failure to perform any material responsibility of the leadership position

3.	A course of conduct which would tend to hold the Company or any of its affiliates in disrepute or scandal, as determined by the Board in its sole discretion

4.	Failure to follow lawful directions of the Board

5.	Any material breach of fiduciary duty to the Company

6.	Gross negligence

7.	Willful misconduct

8.	Failure to comply with a material Company policy

9.	Any act of fraud, theft, or dishonesty

10.	Breach of any duty of confidentiality with respect to Company information.

11.	Breach of any duty described in Sections V-A through V-D of the Plan.
     E. “Good Reason” means:
1.	A material reduction in annual salary or a reduction in target incentive or equity compensation opportunity other than a management-approved across-the-board reduction applicable to all senior leaders of the Company; or

2.	A material adverse diminution in duties, or responsibilities below a level consistent with a Senior Leader’s performance and skill level, as determined in good faith by the Committee, provided that a suspension of a Senior Leader with pay shall not constitute Good Reason.
     F. The Committee will determine in good faith whether Cause or Good Reason exists.
IV. PLAN BENEFITS
     A. If a Participating Senior Leader’s employment is terminated due to an Involuntary Termination Without Cause or a Resignation With Good Reason, then he or she will be entitled to receive Severance Pay. Severance Pay is computed as follows:
1.	The “Severance Multiple” (as stated in the Participating Senior Leader’s Participation Agreement), times

2.	the sum of:
a.	the Participating Senior Leader’s current annual base salary, plus

b.	the current calendar year’s Annual Incentive Plan (“AIP”) target amount, minus

3.	the sum of:
a.	any unpaid retention bonus payments otherwise payable to a Participating Senior Leader, plus

b.	any debts or monies owed to the Company or its subsidiaries or affiliates.
In addition, if a Participating Senior Leader’s employment is treated as a Resignation With Good Reason for purposes of the Plan, then such Participating Senior Leader’s termination of employment shall be treated as a “termination without Cause” under the Company’s Long-Term Equity Compensation Incentive Plan.
     B. Should a Change in Control occur, and should either an Involuntary Termination Without Cause or a Resignation With Good Reason occur within the Protection Period set forth in the Participating Senior Leader’s Participation Agreement, then all unvested long-term incentive compensation held by the Participating Senior Leader under any Company plan, program or arrangement shall immediately vest after the expiration of any revocation period associated with the General Release, and he or she will be entitled to receive CIC Severance Pay in lieu of the Severance Pay amount under Section IV-A. CIC Severance Pay is computed as follows:
1.	The “CIC Severance Multiple” (as stated in the Participating Senior Leader’s Participation Agreement), times

2.	the sum of:
a.	the Participating Senior Leader’s current annual base salary, plus

b.	the current calendar year’s AIP target amount, minus
3.	the sum of:
a.	any unpaid retention bonus payments otherwise payable to a Participating Senior Leader,; plus

b.	any debts or monies owed to the Company or its subsidiaries or affiliates.
In addition, should a Change in Control occur and if a Participating Senior Leader’s employment is treated as a Resignation With Good Reason for purposes of the Plan, then such Participating Senior Leader’s termination of employment shall be treated as a “termination without Cause” under the Company’s Long-Term Equity Compensation Incentive Plan.
     C. In order to qualify as a “short-term deferral” under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), payment of the Severance Pay or CIC Severance Pay will be made as a lump sum payment within 30 days of the later of the termination date or the expiration of any revocation period associated with the General Release.
     D. “Change in Control” means the first to occur of any of the following events:
1.	any person who is not FIM Holdings LLC, GM Finance Co. Holdings Inc., General Motors Corporation and their affiliates becomes the beneficial owner, directly or indirectly, of 50% or more of the combined voting power of the then issued and outstanding securities or other ownership interests of the Company; or

2.	the sale, transfer or other disposition of all or substantially all of the business and assets of the Company, whether by sale of assets, merger or otherwise (determined on a consolidated basis), to a person other than FIM Holdings LLC, GM Finance Co. Holdings Inc., General Motors Corporation and their affiliates.

3.	For the avoidance of doubt, an IPO of the Company shall not be deemed a Change in Control.
     E. “IPO” means an underwritten sale to the public of the Company’s equity securities pursuant to an effective registration statement filed with the Securities and Exchange Commission on Form S-1 and after which the Company’s equity securities are listed on the New York Stock Exchange or the American Stock Exchange or are quoted on the NASDAQ Stock Market; provided that an IPO shall not include any issuance of the Company’s equity securities in any merger or other business combination, and shall not include any registration of the issuance of such equity securities to exiting security holders or employees of the Company on Form S-4 or Form S-8.
     F. A Participating Senior Leader will also be eligible for a prorated payout under the AIP, based on the number of days worked during the AIP performance period. Payment will be made at the same time AIP payments are made to other AIP participants and determined based on the approved funding level applicable to other Senior Leaders.
     G. A Participating Senior Leader may only terminate his or her employment as a Resignation With Good Reason if (i) such termination occurs within two (2) years of the date of the first occurrence of Good Reason, (ii) the Participating Senior Leader notifies the Company within ninety (90) days of the first occurrence of Good Reason, and (iii) the Company is provided at least thirty (30) days to cure (if curable).
     H. All other incentive plan benefits are governed by the applicable plan.
     I. If the Participating Senior Leader qualifies for health continuation under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), he or she may elect to continue medical benefits as required by COBRA for up to eighteen (18)

months or until no longer qualifying for COBRA, whichever is shorter. The Company will reimburse actual COBRA costs incurred for up to 18 months.
V. PARTICIPATING SENIOR LEADER’S OBLIGATIONS
     A. Non-Competition. At all times prior to and following a Participating Senior Leader’s termination of employment for any reason, including voluntary termination, then during the subsequent twelve months (Non-Competition Period) a Participating Senior Leader shall not at any time, directly or indirectly, engage in a Competitive Activity. “Competitive Activity” means shall mean an activity in which the Participating Senior Leader engages directly or indirectly (whether as a principal, agent, partner, member, employee, investor, owner, consultant, board member or otherwise) that is in material direct competition with the Company or any of its subsidiaries in any of the States within the United States, or countries within the world, in which the Company or any of its subsidiaries conducts business with respect to a business in which the Company or any of its subsidiaries engaged or was materially preparing to engage during employment and on the date of the termination of employment; provided, however, that an ownership interest of 1% or less in any publicly held company shall not constitute a Competitive Activity; and further provided, however, that the Participating Senior Leader may be employed by or otherwise associated with a business or entity of which a subsidiary, division, segment, unit, etc. is in material direct competition with the Company or any subsidiary but as to which such subsidiary, division, segment, unit, etc. the Participating Senior Leader has no direct or indirect responsibilities or involvement so long as the Participating Senior Leader does not breach the covenant of confidentiality contained in Section V-C.
     B. Non-Solicitation. At all times prior to and following a Participating Senior Leader’s termination of employment for any reason, including voluntary termination, then during the subsequent twenty-four months (Non-Solicitation Period) a Participating Senior Leader shall not at any time, directly or indirectly, whether on behalf of himself or herself or any other person or entity (i) solicit any client and/or customer of the Company or any subsidiary with respect to a Competitive Activity or (ii) solicit or employ any employee of the Company or any subsidiary, or any person who was an employee of the Company or any subsidiary during the 60-day period immediately prior to the Participating Senior Leader’s termination, for the purpose of causing such employee to terminate his or her employment with the Company or such subsidiary.
     C. Confidentiality. At all times prior to and following the termination date, a Participating Senior Leader shall not disclose to anyone or make use of any trade secret or proprietary or confidential information of the Company, including such trade secret or proprietary or confidential information of any customer or client or other entity to which the Company owes an obligation not to disclose such information, which he or she acquires during his or her employment with the Company, including but not limited to records kept in the ordinary course of business, except:
1.	as such disclosure or use may be required or appropriate in connection with his or her work as an employee of the Company; or

2.	when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order him or her to divulge, disclose or make accessible such information; or

3.	as to such confidential information that becomes generally known to the public or trade without his or her violation of this Section V-C; or

4.	to the Participating Senior Leader’s spouse, attorney, and/or his or her personal tax and financial advisors as reasonably necessary or appropriate to advance the Participating Senior Leader’s tax, financial and other personal planning (each an “Exempt Person”), provided, however, that any disclosure or use of any trade secret or proprietary or confidential information of the Company by an Exempt Person shall be deemed to be a breach of this Section V-C by the Participating Senior Leader.
     D. Non-Disparagement. At all times prior to and following the termination date, a Participating Senior Leader shall not make any statements or express any views that disparage the business reputation or goodwill of the Company and/or any of its subsidiaries, affiliates, investors, members, officers, or employees.
     E. Resignation as Officer and Director. On or before the termination date, the Participating Senior Leader will submit to the Company in writing his or her resignation (as applicable) as (i) an officer of the Company and of all subsidiaries or affiliates and (ii) a member of the Board and of the board of managers of all subsidiaries or affiliates.
     F. Return of Company Property. Immediately following the termination date, a Participating Senior Leader will immediately return all Company property in his or her possession, including but not limited to all computer equipment (hardware and software), telephones, facsimile machines, electronic communication devices, credit cards, office keys, security access cards, badges, identification cards and all copies (including drafts) of any documentation or information (however stored) relating to the business of the Company, its customers and clients or its prospective customers and clients.
     G. Cooperation. Following the termination date, a Participating Senior Leader will cooperate willingly, as the Company may reasonably request, including his or her attendance and truthful testimony where deemed appropriate by the Company, with respect to any investigation or the Company’s defense or prosecution of any existing or future claims or litigations or other proceeding relating to matters in which he or she was involved or potentially had knowledge by virtue of his or her employment with the Company.
     H. Enforcement of Section V. If a Participating Senior Leader materially violates any provision of this Section V, he or she shall immediately forfeit any right, title and interest to any Severance Pay or CIC Severance Pay that has not yet been paid or provided and shall be required to repay to the Company a cash amount equal to the value of the Severance Pay or CIC Severance Pay that he or she has already received and shall reimburse the Company for its legal fees and costs associated with recovery of these amounts.
     I. Enforcement of Non-Competition, Non-Solicitation and Confidentiality Covenants. If a Participating Senior Leader violates or threatens to violate any provisions of Section V, the Company shall not have an adequate remedy at law. Accordingly, the Company shall be entitled to such equitable and injunctive relief, without posting a bond, as may be available to restrain the Participating Senior Leader and any business, firm, partnership, individual, corporation or entity participating in the breach or threatened breach from the violation of the provisions of Section V. Nothing in the Plan shall be construed as prohibiting the Company from pursuing any other remedies available at law or in equity for breach or threatened breach of Section V, including the recovery of damages. If Company is successful in enforcing its rights under this provision, the affected Participating Senior Leader will reimburse the Company for its legal fees and costs associated with such enforcement action.
VI. TAX MATTERS
     A. Withholding Taxes. The Company shall be entitled to withhold from any and all payments made to a Participating Senior Leader under the Plan all federal, state, local and/or other taxes or imposts which the Company determines are required to be so withheld from such payments or by reason of any other payments made to or on behalf of the Participating Senior Leader or for his or her benefit hereunder.
     B. Golden Parachute Excise Tax Adjustment. If a Participating Senior Leader becomes subject to the excise tax (the “Parachute Excise Tax”) imposed by Code Section 4999, then the Company and the Participating Senior Leader agree that the aggregate “parachute payment” (as such term is used under Code Section 280G) shall be reduced to 299.99% of the Participating Senior Leader’s “base amount” (as such term is used under Code Section 280G). If such reduction occurs under this Section VI-B, the Participating Senior Leader may select in his or her own discretion what portion of the parachute payments will be so reduced.
     C. Code Section 409A. The Plan is not intended to be subject to Code Section 409A. Notwithstanding anything contained in the Plan to the contrary, the Committee shall have full authority to operate the Plan and to override or amend any provision in the Plan and any Participation Agreement in order for the Plan to be fully compliant – both in form and in operation – with Code Section 409A.
     D. No Guarantee of Tax Consequences. No person connected with the Plan in any capacity, including, but not limited to, the Company and any subsidiary and their directors, officers, agents and employees makes any representation, commitment, or guarantee that any tax treatment, including, but not limited to, federal, state and local income, estate and gift tax treatment, will be applicable with respect to amounts payable or provided under the Plan, or paid to or for the benefit of a Participating Senior Leader under the Plan, or that such tax treatment will apply to or be available to a Participating Senior Leader on account of participation in the Plan.
VII. ADMINISTRATION, AMENDMENT AND TERMINATION
     The Committee has and retains the right to interpret, amend, revise, cancel or terminate the Plan at any time and without prior notice, provided any amendment, revision, cancellation or termination of the Plan will not reduce a Participating Senior Leader’s benefits to which he or she has become entitled due to a Qualified Termination of Employment that has already occurred or is about to occur. No representations by anyone may extend the Plan to provide severance packages or benefits not covered by the Plan.
     The Committee, as a fiduciary of the Plan, shall in its sole discretion determine each employee’s eligibility under the Plan and the amount of Severance Pay or CIC Severance Pay or other benefits under the Plan, and in connection therewith in such fiduciary capacity and in its sole discretion shall make factual determinations. Such determinations shall be made under the Claims Procedure (explained below) when the Claims Procedure is applicable.
     The Committee, as a fiduciary of the Plan, acting under the Claims Procedure or otherwise, shall have the authority and responsibility, in its sole discretion, to interpret or construe the terms and provisions of the Plan.
VIII. CLAIMS PROCEDURE
     If you believe that you are entitled to severance benefits, you must make a claim for benefits by following the Claims Procedure set forth in Appendix C to this document.
IX. OTHER INFORMATION
Official Plan Name: GMAC LLC Senior Leadership Severance Plan

Name and Address of Employer that Maintains the Plan: GMAC LLC, 200 Renaissance Center, M/C482-B14-D46, Detroit, MI. 48265.

Employer Identification Number of Employer that Maintains the Plan: 38-0572512

Plan Number: 5XX

Type of Plan: Welfare — Severance

Type of Administration: Self-administered by GMAC LLC. GMAC LLC ’s Compensation and Leadership Committee administers the Plan on behalf of GMAC LLC.

Funding: The Plan is unfunded and uninsured.

Sources of Contributions: The employer, GMAC LLC, makes contributions in the amount necessary to pay benefits.

Agent for Service of Legal Process on the Plan and Address at which Process May Be Served: GMAC LLC, 200 Renaissance Center, M/C482-B14-D46, Detroit, MI. 48265.

Date of the End of the Year for Purposes of Maintaining the Plan’s Fiscal Records (that is, the plan year end): December 31.
X. STATEMENT OF ERISA RIGHTS
     As a participant in the GMAC Senior Leadership Severance Plan you are entitled to certain rights and protections under ERISA. ERISA provides that all Plan participants shall be entitled to:
Receive Information about Your Plan and Benefits
•	Examine, without charge, at the plan administrator’s office and at other specified locations, such as worksites, all documents governing the Plan, and a copy of the latest annual report (Form 5500 Series), if any, filed by the plan with the U.S. Department of Labor, and available at the Public Disclosure Room of the Employee Benefits Security Administration.

•	Obtain upon written request to the plan administrator copies of documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series), if any, and updated summary plan description. The plan administrator may make a reasonable charge for the copies.

•	Receive a summary of the Plan’s annual financial report. The plan administrator is required by law to furnish each participant with a copy of this summary annual report.
Prudent Actions by Plan Fiduciaries
     In addition to creating rights for Plan participants ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit under the Plan or exercising your rights under ERISA.
     Enforce Your Rights

     If your claim for a Plan benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.
     Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of the plan documents or latest annual report from the Plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the plan administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. If it should happen that plan fiduciaries misuse the plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file a suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.
     If you have any questions about your Plan, you should contact the plan administrator (see below). If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the plan administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.
XI. QUESTIONS REGARDING THE PLAN
     Questions regarding the Plan may be directed to: the Vice President of Total Rewards, GMAC LLC, 767 Fifth Avenue, New York, NY 10153.
XII. MISCELLANEOUS
     A. No Mitigation. A Participating Senior Leader shall be under no obligation to seek other employment following the termination date and there will be no offset against amounts due to the Participating Senior Leader under the Plan on account of any compensation attributable to any subsequent employment.
     B. Offset. Any benefits paid under the Plan will be reduced by any payment or benefit made or provided by the Company or any subsidiary to the Participating Senior Leader pursuant to (i) any severance plan, program, policy or arrangement of the Company or any subsidiary not otherwise referred to in the Plan, (ii) the termination-of-employment provisions of any employment agreement between the Company or any subsidiary and the

Participating Senior Leader, and (iii) any federal, state or local statute, rule, regulation or ordinance.
     C. No Right, Title, or Interest in Company Assets. Participating Senior Leaders hall have no right, title, or interest whatsoever in or to any assets of the Company or any investments which the Company may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participating Senior Leader, or his or her beneficiary, legal representative or any other person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. Subject to this Section XII-C, all payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts
     D. No Right to Continued Employment. A Participating Senior Leader’s rights, if any, to continue to serve the Company as an employee shall not be enlarged or otherwise affected by his or her designation as a participant under the Plan, and the Company or the applicable subsidiary reserves the right to terminate the employment of any employee at any time. The adoption of the Plan shall not be deemed to give any employee, or any other individual any right to be selected as a participant or to continued employment with the Company or any subsidiary.
     E. Other Rights. The Plan shall not affect or impair the rights or obligations of the Company or a Participating Senior Leader under any other written plan, contract, arrangement, or pension, profit sharing or other compensation plan, provided however, that if any provision of any agreement, plan, program policy, arrangement or other written document between or relating to the Company and the Participating Senior Leader conflicts with any provision of the Plan, the provision of the Plan shall control and prevail.
     F. Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of Michigan without reference to principles of conflict of laws, except as superseded by ERISA and other applicable federal law.
     G. Severability. If any term or condition of the Plan shall be invalid or unenforceable to any extent or in any application, then the remainder of the Plan, with the exception of such invalid or unenforceable provision, shall not be affected thereby and shall continue in effect and application to its fullest extent.
* * * * *

APPENDIX A
PARTICIPATION AGREEMENT
Dear [Participant’s Name]:
You have been designated by GMAC LLC (“GMAC”) to become a participant in the GMAC LLC Senior Leadership Severance Plan (the “Plan”). You will become a participant in the Plan by signing this letter agreement. If you do not sign this letter agreement, then you will not become a participant in the Plan.
If you become a participant in the Plan, your participation will be subject to and governed by the terms and conditions of the Plan, a copy of which is attached to this letter agreement. Generally, under the Plan and in accordance with this Participation Agreement, if your employment is terminated by GMAC without Cause, or by you for Good Reason, your:
•	Severance Multiple (expressed as a percentage) will be ___%;

•	CIC Severance Multiple (expressed as a percentage) will be ___%;

•	Your Protection Period will begin three months immediately prior to a Change in Control and will end ___ month(s) immediately following such Change in Control.
Please refer to the Plan for more specificity regarding your severance benefits and your post-termination obligations to GMAC.
You agree and accept all risks (including increased taxes and penalties) resulting from Code Section 409A if the Plan is found to be subject to Code Section 409A.
As a participant in the Plan, you agree to abide by the terms and conditions of the Plan, specifically but not limited to the obligations enumerated in Section V of the Plan. Please indicate your receipt of the Plan document, and your acceptance of and agreement to the terms and conditions of the Plan, by signing in the indicated space below.

Sincerely yours, [authorized officer] [title]

I ACCEPT AND AGREE TO BECOME A PARTICIPANT IN,
AND WILL ABIDE BY THE TERMS AND CONDITIONS OF,
THE GMAC LLC SENIOR LEADERSHIP SEVERANCE PLAN.

[name]	[date]

APPENDIX B
GENERAL RELEASE
     I,                     , in consideration of and subject to the terms and conditions set forth in the GMAC LLC Senior Leadership Severance Plan (the “Plan”), and other good and valuable consideration, do hereby release and forever discharge GMAC LLC (the “Company”) and its current and former officers, directors, partners, members, shareholders, investors, employees, attorneys, agents, predecessors, successors, affiliates, assigns and legal representatives (together, the “Company Released Parties”), from any and all claims, charges, manner of actions and causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, charges, claims, and demands whatsoever which I, my heirs, executors, administrators and assigns have, or may hereafter have against the Company Released Parties arising out of or by reason of any cause, matter or thing whatsoever, whether known or unknown, from the beginning of the world to                     , 20___ (“Claims”) in connection with or relating to, my employment or termination of employment with the Company and its subsidiaries, all employment-related matters arising under any federal, state or local statute, rule or regulation or principle of contract law or common law and any claims of employment discrimination, unlawful harassment or retaliation claims and claims arising under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., the Fair Labor Standards Act (to the extent allowed by law), 29 U.S.C. § 201 et seq., Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621, et seq., the Reconstruction Era Civil Rights Act, 42 U.S.C. § 1981 et seq., the Americans with Disabilities Act of 1993, 42 U.S.C. § 12900 et seq., and the Family and Medical Leave Act of 1990 (to the extent allowed by law), 42 U.S.C. § 12101, et seq.
     This General Release does include any claim arising under or in connection with any existing obligation of the Company (i) to pay or provide any compensation or benefit required to be paid or provided under the Plan, (ii) to indemnify me for my acts as an officer or director of the Company in accordance with the bylaws of the Company and the policies and procedures of the Company that are presently in effect, or (iii) to me and my eligible, participating dependents or beneficiaries under any existing welfare, retirement or other fringe-benefit plan or program of the Company in which I and/or my dependents are participants.
     I acknowledge that I have been advised to consult with legal counsel. I acknowledge that I have been provided with the opportunity to review and consider this General Release for twenty-one (21) days from the date it was provided to me. If I elect to sign before the expiration of the twenty-one (21) days, I acknowledge that I will have chosen, of my own free will without any duress, to waive my right to the full twenty-one (21) day period. I understand that I may revoke this General Release within seven (7) days after my execution by sending a written notice of revocation to                     , GMAC LLC, [200 Renaissance Center, Tower 200, 14th Floor, MC 482-B14-D46, Detroit, MI 48265], received within the seven-day revocation period.

     I acknowledge that I have not relied on any representations or statements not set forth in the Plan or in this General Release. Unless otherwise publicly filed by the Company, I will not disclose the contents or substance of this General Release to any third parties, other than my attorneys, accountants, or as required by law, and I will instruct each of the foregoing not to disclose the same. I am signing this General Release knowingly, voluntarily and with full understanding of its terms and effects.
     This General Release will be governed by and construed in accordance with the laws of the State of Michigan. If any provision in this General Release is held invalid or unenforceable for any reason, the remaining provisions shall be construed as if the invalid or unenforceable provision had not been included.
     In witness hereof, I have executed this General Release this ___ day of                     , 20___.

[name]

APPENDIX C
CLAIMS PROCEDURE
1.	A participant (“claimant”) with an interest in the GMAC Senior Leadership Severance Plan (he “Plan”) shall have the right to file a claim for benefits under the Plan and to appeal any denial of a claim for benefits. Any request for a Plan benefit or to clarify the claimant’s rights to future benefits under the terms of the Plan shall be considered to be a claim. (However, this claims procedure does not govern casual inquiries about benefits or the circumstances under which benefits might be paid under the terms of the Plan, nor does it govern a request for a determination regarding eligibility for coverage except such a determination as is requested or necessary in connection with a claim for benefits.) An authorized representative of the claimant may act on behalf of the claimant in pursuing a benefit claim or appeal of an adverse benefit determination. The individual or individuals responsible for deciding the benefit claim or appeal, as applicable, may require the representative to provide reasonable written proof that the representative has in fact been authorized to act on behalf of the claimant. The Plan requires no fee or other cost for the making of a claim or appealing an adverse benefit determination.

2.	A claim for benefits will be considered as having been made when submitted in writing by the claimant to the plan administrator, in care of:
Vice President Total Rewards
GMAC LLC
767 Fifth Avenue
New York, NY 10153
     Your claim should include the following:
Your name, address, telephone number, and social security number.

Your dates of employment with the Company.

Your job title and position with the Company.

The reasons for your termination of employment; and

A statement of the reasons why you are entitled to severance pay under the Plan
3.	A claim for benefits will be considered as having been made when submitted in writing by the claimant to the plan administrator, in care of: The Vice President of Total Rewards of the Company, acting on behalf of the plan administrator, will determine whether, or to what extent, the claim may be allowed or denied under the terms of the Plan. If the claim is wholly or partially denied, the plan administrator shall notify the claimant of the Plan’s adverse benefit determination within a reasonable period of time, but not later than 90 days after the Plan receives the claim, unless the plan administrator determines that special circumstances require an extension of time for processing the claim. If such an extension of time for processing is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 90-day period. Such extension may not exceed an additional 90 days from the end of the initial 90-day period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the final decision. For the purposes of this paragraph 3, the period of time within which a benefit determination is required to be made shall begin at the time a claim is filed in accordance with the Plan’s filing requirements, without regard to whether all the information necessary to make a benefit determination accompanies the filing.

4.	The plan administrator shall provide a claimant with written or electronic notification of any adverse benefit determination. Any electronic notification shall comply with the standards imposed by 29 CFR § 2520.104b-1(c)(i), (iii) and (iv). The notification shall set forth, in a manner calculated to be understood by the claimant:
(1)	The specific reason(s) for the adverse determination;

(2)	Reference to the specific Plan provisions on which the determination is based;

(3)	A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(4)	A description of the Plan’s appeal (review) procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under ERISA § 502(a) following an adverse benefit determination on appeal.
5.	The claimant may appeal an adverse benefit determination to the Vice President of Total Rewards acting on behalf of the plan administrator. The Vice President of Total Rewards shall conduct a full and fair review of each appealed claim and its denial. The claimant shall have at least 60 days following receipt of a notification of an adverse benefit determination within which to appeal the determination.

6.	The appeal of an adverse benefit determination must be made in writing. In connection with making such request, the claimant may submit written comments, documents, records, and other information relating to the claim for benefits. The claimant shall be provided, free of charge upon written request, reasonable access to, and copies of, all documents, records and other information relevant (as defined in paragraph (k) below) to the claimant’s claim for benefits. In considering the appeal the Vice President of Total Rewards shall take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in connection with the initial benefit determination.
General procedure. The plan administrator shall notify a claimant of the Plan’s benefit determination upon appeal within a reasonable period of time, but not later than 60 days after receipt of the claimant’s appeal. However, the plan administrator may determine that special circumstances (such as the need to hold a hearing) require an extension of time for processing the claim. If the plan administrator determines that an extension of time, not to exceed 60 days, for processing is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 60-day period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the determination on appeal.

Calculating time periods. For the purposes of this paragraph (f), the period of time within which a benefit determination on appeal is required to be made shall begin at the time an appeal is filed in accordance with the Plan’s appeal filing requirements, without regard to whether all the information necessary to make a benefit determination on appeal accompanies the filing. In the event that a period of time is extended as provided above for the determination of a claim on appeal due to a claimant’s failure to submit information necessary to decide an appeal of an adverse benefit determination, the period for making the benefit determination on appeal shall be tolled from the date on which the notification of the extension is sent to the claimant until the date on which the claimant responds to the request for additional information.

Furnishing documents. In the case of an adverse determination on appeal, the plan administrator shall provide such access to, and copies of, documents, records, and other information described in subparagraphs (g)(3) and (4) below as is appropriate.
7.	The plan administrator shall provide a claimant with written or electronic notification of the Plan’s benefit determination on appeal. Any electronic notification shall comply with the standards imposed by 29 CFR § 2520.104b-1(c)(i), (iii) and (iv). In the case of an adverse benefit determination on appeal, the notification shall set forth, in a manner calculated to be understood by the claimant:
(1)	The specific reason(s) for the adverse determination;

(2)	Reference to the specific Plan provisions on which the benefit determination is based;

(3)	A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant (as defined in paragraph (k) below) to the claimant’s claim for benefits; and

(4)	A statement of the claimant’s right to bring a civil action under ERISA § 502(a).
8.	The claimant must exhaust his or her rights to file a claim and to appeal an adverse benefit determination before bringing any civil action to recover benefits due to him under the terms of the Plan, to enforce his or her rights under the terms of the Plan, or to clarify his or her rights to future benefits under the terms of the Plan.

9.	The Vice President of Total Rewards shall exercise his or her responsibilities and authority under this claims procedure as a fiduciary and, in such capacity, shall have the discretionary authority and responsibility (1) to interpret and construe the Plan and any rules or regulations under the Plan, (2) to determine the eligibility of employees to participate in the Plan, and the rights of participants and former participants and any other claimants to receive benefits under the Plan, and (3) to make factual determinations in connection with any of the foregoing. The Vice President of Total Rewards may, in his or her discretion, determine to hold a hearing or hearings in carrying out his or her responsibilities and authority under this claims procedure.

10.	Benefit claim determinations and decisions on appeals shall be made in accordance with governing Plan documents. The Plan’s provisions shall be applied consistently with respect to similarly situated claimants. The Vice President of Total Rewards shall maintain complete records of his or her proceedings in deciding claims and appeals.

11.	Definitions. For the purposes of this Claims Procedure the following definitions apply:
“Adverse benefit determination” means any of the following: a denial, reduction, or termination of, or a failure to provide or make payment (in whole or in part) for, a benefit, including any such denial, reduction, termination, or failure to provide or make payment that is based on a determination of a participant’s eligibility to participate in the Plan.

A document, record, or other information shall be considered “relevant” to a claimant’s claim if such document, record, or other information (i) was relied upon in making the benefit determination, (ii) was submitted, considered, or generated in the course of making the benefit determination, without regard to whether such document, record, or other information was relied upon in making the benefit determination, or (iii) demonstrates compliance with the administrative processes and safeguards required pursuant to paragraph (j) above in making the benefit determination.